HEADS OF AGREEMENT

RECITALS:
---------

Whereas, Kaiden S.A., Galerie St.-Francois 8 - P.O. Box 2224 - CH - 1002, Lausanne, Switzerland owns seventy-five per cent (75%) of Crys-Tel International, Inc. (hereinafter "CT"), and

Whereas, Pacrim Information Systems, Inc.,1390 Ottawa Avenue, West Vancouver, British Columbia, Canada, V7T 2H5 owns twenty-five per cent (25%) of CT, and

Whereas, Crys-Tel Telecomniunications.com, Inc., a Florida corporation trading on the NASD Electronic Bulletin Board under the proposed symbol CCOM, (hereinafter "CCOM") shall acquire the after tax cash flow of CT by means of CT directing all income streams from Barbados and from its wholly owned Alberta subsidiary Crys-Tel Telecommunications, Inc. and from a thirty per cent joint venture named Crys-Tel Italia S.P.A. and all other income streams to CCOM, and,

Whereas, CCOM has one million free trading shares issued and shall allot a further one million five hundred thousand no par value common shares with s. 144 legend attached as well as seven million five hundred thousand preference shares to acquire the after tax income stream of CT.

NOW, THEREFORE, IN CONSIDERATION OF TEN DOLLARS, THE COVENANTS HEREIN AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED, the parties hereto agree as follows:

EXCHANGE  OF  PROMISES
----------------------

1.) This Heads of Agreement shall be replaced by a more comprehensive and detailed agreement as soon as all counsel are available to create same. However, this clause in no way detracts from the legal and binding nature of this Heads of Agreement. The more comprehensive and detailed agreement shall add relevant covenants and warranties yet not detract from the basic contract and understanding between the parties hereto.

2.) CT shall be caused by its shareholders Kaiden and Pacrim to assign one hundred per cent (1 000/a) of its after tax income stream from its Barbados, Alberta, Italian and all other worldwide operations to CCOM in consideration of one million five hundred thousand no par value common shares, subject to s. 144 restrictions and seven million five hundred thousand preferred shares of CCOM


TERMS  AND  CONDITIONS
----------------------

1.) The seven million five hundred thousand preferred shares shall be convertible into no par value common shares pursuant to the following formula:

           (a)  on  a  quarterly  basis,  beginning  January  1, 1.999, one U.S.
dollar of after tax earnings stream received by CCOM shall entitle but not oblige preferred shareholders to convert one preference share to one no par value common share, subject to s. 144 restrictions.

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2)     The income stream is generated from an International Business Corporation domiciled in Barbados, West Indies (CT) whereby income tax of 2.5% and then diminishing rates are payable and this income stream is free from Internal Revenue Service attribution rules.

3.) Upon execution of this agreement by Pamela Wilkinson, President of CCOM, Interwest Transfer Co., Inc. 1981 E. 4800 South, Suite 100, Slat lake City, Utah, USA 48117, shall be directed to issue share certificates as directed by the Vendors, Kaiden and Pacrim.

4.) Upon shares being issued as outlined in section three hereto, James N. Rodgers shall accept the Position of President of CCOM and issue a News Release, a draft copy of which is attached hereto.

GENERALITIES
------------

1.) All parties hereto warrant and represent that they have full authority to enter into a final agreement consistent with this Heads of Agreement.

2.) All parties agree to Issue a News Release outlining the terms and conditions herein, a description of the business of CT, the election of a new President and the share structure of CCOM after execution of this Heads of Agreement.



KAIDENS  S.A.                            PACRIM  INFORMATION  SYSTEMS


------------------------------           -----------------------------
BY  ITS  AUTHORIZED  SIGNATORY           BY  ITS  AUTHORIZED SIGNATORY

PROGRESSIVE  GENERAL  CORPORATION
(to be named Crys-Tel Telecommunications com, Inc.)



------------------------------
BY  ITS  AUTHORIZED  SIGNATORY



DATED  FOR  REFERENCE  THIS  19  DAY  OF  NOVEMBER,  1998.


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